UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   EAST                JOHN C.
   955 East Arques Avenue


   Sunnyvale, CA 94086-4533
2. Issuer Name and Ticker or Trading Symbol
   ACTEL CORPORATION (ACTL)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   CEO & PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     121,641        D  Direct
Common Stock                                                                                     6,160          I  by Wife

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $10.0625                                                                                07/28/08
to buy)
Incentive Stock Option (right  $13.0625                                                                                03/01/09
to buy)
Incentive Stock Option (right  $13.5625                                                                                08/06/09
to buy)
Incentive Stock Option (right  $14.8750                                                                   08/01/00     07/17/06
to buy)
Incentive Stock Option (right  $16.3750                                                                   08/01/01     07/03/07
to buy)
Incentive Stock Option (right  $21.9000        07/31/01       A         4,566                                          07/31/11
to buy)
Incentive Stock Option (right  $27.5000                                                                                02/18/10
to buy)
Non-Qualified Stock Option     $10.0625                                                                                07/28/08
(right to buy)
Non-Qualified Stock Option     $13.0625                                                                                03/01/09
(right to buy)
Non-Qualified Stock Option     $13.5625                                                                                08/06/09
(right to buy)
Non-Qualified Stock Option     $14.8750                                                                   08/01/00     07/17/06
(right to buy)
Non-Qualified Stock Option     $16.3750                                                                   08/01/01     07/03/07
(right to buy)
Non-Qualified Stock Option     $20.5625                                                                                12/21/10
(right to buy)
Non-Qualified Stock Option     $21.9000        07/31/01       A         120,434                                        07/31/11
(right to buy)
Non-Qualified Stock Option     $27.5000                                                                                02/18/10
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock Option (right            Common Stock                   9,939                     9,939         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,250                     6,250         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   1,353                     1,353         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,722                     6,722         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,106                     6,106         D   Direct
to buy)
Incentive Stock Option (right  07/31/01  Common Stock                   4,566                     4,566         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   3,636                     3,636         D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   73,980                    73,980        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   60,206                    60,206        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   58,647                    58,647        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   41,218                    41,218        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   53,894                    53,894        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   65,000                    65,000        D   Direct
(right to buy)
Non-Qualified Stock Option     07/31/01  Common Stock                   120,434                   120,434       D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   71,364                    71,364        D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ EAST                JOHN C.
DATE 02/11/02